April 26, 2013

Columbia Funds Variable Series Trust II

50606 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Gentlemen:

I have examined the Agreement and Declaration of Trust and the By-Laws of Columbia Funds Variable Series Trust II (the Trust) and all necessary certificates, permits, minute books, documents and records of the Trust, and the applicable statutes of the Commonwealth of Massachusetts, and it is my opinion that the shares sold in accordance with applicable federal and state securities laws will be validly issued and, under the laws of the Commonwealth of Massachusetts that are applicable to the issuance of shares by entities such as the Trust, purchasers of the shares will have no obligation to make further payments for their purchase of shares or contributions to the Trust or its creditors solely by reason of their ownership of shares.

This opinion may be used in connection with the Post-Effective Amendment.

Sincerely,

/s/ Scott R. Plummer

     Scott R. Plummer

     General Counsel

     Columbia Funds Variable Series Trust II